Exhibit 10.202

SIXTH AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company desires to amend the Plan to clarify the definition of compensation used for certain purposes under the Plan.

NOW, THEREFORE, effective as of January 1, 2019, Section 1.8 of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

1.8
“Compensation” for any period means the rate of base salary or the wages paid by an Employer to an Employee during the period. For this purpose, the “rate of base salary or the wages paid” shall exclude Form W-2 income in the form of overtime compensation, bonuses, commissions, deferred compensation plan payments, severance pay under any severance benefit plan and any other form of special or extraordinary compensation, but shall include Form W-2 income paid as a lump sum in lieu of merit increase and compensation excluded from Form W-2 income because of salary reduction agreements in connection with plans described in Sections 125, 132(f)(4) or 401(k) of the Code or resulting from deferred compensation contracts for the period in question. For Plan Years beginning on and after January 1, 2015, the “rate of base salary or the wages paid” shall include an amount, determined under the Company’s vacation conversion program, that is paid to the Employee as Form W-2 income and/or is excluded from Form W-2 income on account of such Employee’s salary reduction agreement applicable to such amount. Compensation shall exclude any differential wage payments made on behalf of a Covered Employee who is on military leave. Effective for each Plan Year beginning on and after December 31, 1989, in no event shall the amount of Compensation taken into account under the Plan exceed the adjusted annual limitation permitted under

Section 401(a)(17) of the Code for such Plan Year. Such adjusted annual limitation shall be, for each Plan Year beginning on and after December 31, 2001, $200,000 (as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code). However, for the sole purpose of computing Plan contributions that are based on an Employee’s percentage of Compensation election, such adjusted annual limitation may be ignored; provided, the Employee does not receive a higher allocation of any type of contribution than the Employee could have received under the Plan had the adjusted annual limitation been considered.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 23rd day of December, 2019.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ Maureen Krowicki	By: /s/ Brian W. Bolash

Title: Senior Vice President

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